Exhibit 99.1

Hillman Announces Resignation of Senior Vice President of Operations, Ali Fartaj

CINCINNATI, Sept. 28 /PRNewswire/ — The Hillman Companies, Inc. (the “Company” or “Hillman”), - The Hillman Companies, Inc. announced today that Ali Fartaj, Sr. Vice President of Operations has decided to resign from his position effective October 22, 2010 to pursue other interests. In the next several weeks we will be working with Mr. Fartaj to have a smooth transition of his responsibilities. Mr. Fartaj joined Hillman in his current capacity in January 2008.

“During his tenure, he has been instrumental in leading the Operations team through numerous operational improvements, including the implementation of LEAN principles, optimization of supply chain network and processes and incorporation of a higher level of discipline ” said Max Hillman, CEO. “We certainly appreciate Ali’s significant contributions to Hillman and wish him the very best in his future endeavors.”

Hillman sells to hardware stores, home centers, pet suppliers, mass merchants, and other retail outlets principally in the U.S., Canada, Mexico, and South America. Their product line includes thousands of small parts such as fasteners and related hardware items, keys, key duplication systems, and identification items, such as tags, letters, numbers and signs. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

For more information on the Company, please visit our website at http://www.hillmangroup.com or call investor relations at 800-800-4900 #2084